UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nationwide Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

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When we negotiated the terms of the Merger Agreement earlier this year, we believed this was a good deal for NFS shareholders and for Nationwide Mutual policyholders. We still believe that today. A contract is a contract and Nationwide is a company that keeps its promises. The fact that the markets have changed since the Merger Agreement was signed in August 2008 does not permit us to unilaterally change the price we agreed to pay shareholders.

The negotiated terms of transaction are fair and reasonable and followed an arm’s length, good faith negotiation between Nationwide Mutual and an independent Special Committee of the Board of NFS. The parties to the transaction have gone to great lengths to establish a process that is appropriate and avoids any conflict-of-interest. This includes Mr. Jurgensen’s recusal of himself from the decision-making process and a decision by the NFS board of directors to form an independent committee of the Board, not affiliated with Nationwide Mutual, to evaluate the proposal.

It’s also important to note that Mr. Jurgensen has sold only one percent of the shares he has accumulated during his tenure as Nationwide’s CEO since 2000. This is not new compensation. These accumulated options are a common part of the variable compensation structure for executives of publicly traded companies and are designed to reward leaders for company performance that improves earnings for shareholders. Nationwide Financial has increased its shareholder value nearly 67 percent during Mr. Jurgensen’s tenure.